AMENDING AGREEMENT

This Agreement dated March 22, 2005 is made

Between

CORRIENTE RESOURCES INC., a Cayman Islands corporation

(“Corriente”)

And

CRS COPPER RESOURCES CORP., a British Columbian Company

(“CRS”)

RECITALS

A.

The parties entered into a Share Purchase Agreement (the “SPA”) dated October 7, 2002 wherein Corriente has agreed to sell and CRS has agreed to purchase the Shares in the capital of Corriente Argentina Inc. (the “Company”), and the Company is the owner of all the issued and outstanding shares in the capital of Corriente Argentina S.A., and Corriente Argentina S.A. is the registered and beneficial owner of the Property.

B.

All the parties to the SPA desire to amend the above mentioned SPA.

NOW THEREFORE in consideration of mutual covenants and agreements hereinafter set forth (the receipt and sufficiency of which is hereby acknowledged and agreed) the parties hereto have agreed to amend the Agreement and now covenant and agree as follows:

1.

Definitions

In this agreement all words and phrases in initial capitals (unless otherwise defined or the context requires otherwise) shall have the same meanings ascribed to them in the Agreement.

2.

Governing Law

This Agreement will be governed by and construed in accordance with the laws of the British Columbia and the laws of Canada applicable therein.

3.

Severability

If an arbitrator, court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or

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impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

4.

Share Purchase Agreement to Remain in Force

Except as amended hereby, the SPA shall remain in force enforceable against the Parties thereto and shall henceforth on execution be read together with the amendment herein contemplated.

5.

Waiver

If any party breaches any provision of this Agreement, the failure of any other party to require strict performance will not constitute a waiver of such breach or otherwise prejudice the other party from subsequently enforcing the provisions hereof as they relate to the breach in question or any similar or other breach.  No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar) of this Agreement, nor will such waiver constitute a continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

6.

Amendment to Share Purchase Agreement

The definition of Purchase Price set out in Section 1 of the SPA shall be amended as follows:

by deleting the definition of “Purchase Price” and replacing it with the following:

(j)

“Purchase Price” means the sum of US$50,000 and 400,000 common shares of CRS Copper Resources Corp. payable to the Purchaser to the Vendor in accordance with the terms of this Agreement.

The Purchase Price set out in Section 3.1 of the SPA shall be amended as follows:

by deleting Sections 3.1 (e) and (f) and replacing them with the following:

(e)

on March 21, 100,000 shares of the Purchaser at a deemed price of $9.60.

7.

Arbitration

Any dispute arising under this Agreement will be determined by a single arbitrator to be appointed by the parties as follows:

(a)

either party may refer any such matter to arbitration by written notice to the other and, within 14 calendar days after receipt of such notice, the parties will agree on the appointment of an arbitrator;

(b)

the language of the arbitration will be English, except to the extent that expert evidence is required in Spanish, in which case a certified translator will be made available if requested by any of the parties;

(c)

no person will be appointed as an arbitrator hereunder unless such person agrees in writing to act;

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(d)

upon appointment in accordance with section (a), the arbitrator will immediately proceed to hear and determine the matter in question and unless otherwise agreed, such hearing shall take place in Vancouver, British Columbia;

(e)

the arbitration proceedings shall be carried out in accordance with the Rules of the International Chamber of Commerce in force on the date of this Agreement, save as said Rules shall conflict with the provisions of this section, in which case this section shall prevail;

(f)

the determination by the arbitrator will be made within 45 days after his appointment subject to any reasonable delay due to unforeseen circumstances and the decision of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the parties who will abide by such decision;

(g)

if the parties cannot agree on a single arbitrator as provided in section (b), or if the person appointed is unwilling or unable to act, either party will have the right to request the Supreme Court of British Columbia to mediate in the appointment of a mutually acceptable arbitrator;

(h)

in the absence of agreement, the Court shall appoint an arbitrator; and

(i)

the arbitrator’s fees shall be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party shall pay all costs and reimburse all arbitration costs, including the amounts paid by the prevailing party.

8.

Time

Time shall be of the essence hereof.

9.

Notices

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered by courier or facsimile transmission to the party to whom it is given addressed to such party at:

(a)

if to CRS Copper Resources Corp. at:

c/o Lumina Copper Corp.

1550 – 625 Howe Street
Vancouver, British Columbia
V6C 2T6

Attention:  Ross Beaty
Facsimile No.:  604.687.7041

(b)

if to Corriente Resources Inc. at:

520-800 West Pender Street

Vancouver, BC  V6C 2V6

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Attention:  Ken Shannon
Facsimile No.:  604.687.0827

or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this clause.  Any notice delivered by courier or facsimile to the party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or telecopied.

10.

Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.

Assignment

This agreement may only be assigned together with the SPA and then only as contemplated therein.

12.

Counterparts

This Agreement may be executed in as many counterparts as may be necessary and each such counterpart agreement so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.  This Agreement and any counterpart thereof may be delivered by facsimile and when so delivered shall be deemed to be an original.

13.

Further Assurances

The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement. Either party may record this Agreement or a short form document or documents evidencing this Agreement in the appropriate public records in Chile and each party will execute and deliver all such further documents and instruments and will do such things, as are reasonably required to facilitate such registration.

14.

Headings

The headings of the sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

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IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

LUMINA COPPER CORP.
By:
Authorized Signatory
CORRIENTE RESOURCES INC.
By:
Authorized Signatory

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